Exhibit 10.23

[FORM OF EXECUTIVE OFFICER STOCK OPTION AWARD AGREEMENT]

[Date]

[Name and address of executive]

Dear    :

You are granted, effective as of     (the “Option Grant Date”), an option (the “Option”) to purchase    shares of common stock, $0.001 par value (the “Options Shares”), of inVentiv Health, Inc. (the “Corporation”), pursuant to the inVentiv Health, Inc. 2006 Long-Term Incentive Plan (the “Plan”). The Option is subject to the terms and conditions set forth below and in the Plan, which is incorporated into and made a part of this Stock Option Agreement (this “Agreement”). Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

1.	Exercise Price: $ per Option Share.

a.	Number of Option Shares:

b.	Type of Option: Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

c.	Vesting: The Option will vest as follows:

•	the Option shall vest with respect to XX % of the Option Shares on (1st anniversary of grant date);

•	the Option shall vest with respect to XX % of the Option Shares on (2nd anniversary of grant date);

•	the Option shall vest with respect to XX % of the Option Shares on (3rd anniversary of grant date); and

•	the Option shall vest with respect to XX % of the Option Shares on (4th anniversary of grant date).

d.
[For executive officers with employment agreements containing acceleration provisions: The Option shall immediately vest with respect to all Option Shares upon the occurrence of an event specified in the Employment Agreement between the Company and you as having the effect of accelerating the vesting of options, to the extent and upon the terms and conditions set forth in such agreement. Such rights of acceleration are in addition to, and not in lieu of, any provision in the Plan for acceleration of vesting of options based on the same or similar events that is, by the terms of the Plan, otherwise applicable hereto.]

[For other executive grants: In the event that your employment with the Corporation or its successor company (or a subsidiary thereof) is terminated “Without Cause” (as defined in the existing Employment Agreement between the Company and you) upon or before six (6) months following a Change of Control (as defined in the Plan) of the Corporation in which the successor company assumes or substitutes for the Option, the Option shall immediately become vested with respect to all Option Shares.]

e.
Any unexercised portion of the Option shall be cancelled and terminated without payment therefor if the Fair Market Value of one share of Common Stock as of the date of a Change of Control is less than the exercise price per Option Share set forth above.

2.
Registration Under Federal and State Securities Laws: The Option may not be exercised and the Corporation is not required to deliver Option Shares unless such Option Shares have been registered under Federal and applicable state securities laws, or are then exempt from such registration requirements.

3.
Forfeiture of Option: The unexercised portion of the Option is subject to forfeiture upon a determination by the Committee that you have engaged in any of the conduct described in the first sentence of Section 13.5 of the Plan and that the Option should be forfeited as a consequence.

4.
Expiration Date: The vested portion of the Option expires three months after termination of service to the Corporation, except if your service terminates by reason of death or disability, in which case the vested portion of the Option expires one year after termination of service to the Corporation. Except as provided in Section 1.d., the portion of the Option that has not vested as of the date of termination of your provision of services to the Corporation will be forfeited and returned to the Corporation, and all rights of you or your heirs in and to such portion of the Option will terminate, unless the Committee determines otherwise in its sole and absolute discretion. Subject to earlier termination as provided in this Agreement and the Plan, the Option expires on .

5.
Tax Withholding. It is a condition to the award of the Option that you make arrangements satisfactory to the Corporation to satisfy all tax withholding amounts and other required deductions with respect to the Option and the Option Shares. You will be permitted to satisfy these obligations by (i) making a cash payment to the Corporation or (ii) directing the Corporation to sell vested Option Shares as to which the Option has been exercised in an amount sufficient to generate net proceeds equal to or exceeding the amount of such obligations. If you do not satisfy such obligations as and when the same become due, the Corporation will withhold a number of vested Option Shares as to which the Option has been exercised having a value, determined in the sole discretion of the Corporation, equal to the amount of the unsatisfied obligations and you will have no further interest in the withheld Option Shares or any proceeds thereof and will have no right to be compensated therefor.

6.
Restrictions on Transfer: You are not permitted to sell, assign, transfer or otherwise encumber any portion of the Option, other than by will or the laws of descent and distribution, and any such attempted disposition or encumbrance shall be void and unenforceable against the Corporation, provided that you may assign or transfer the Option or a portion thereof with the consent of the Committee to (a) your spouse, children or grandchildren (including any adopted and step children or grandchildren), (b) to a trust or partnership for the benefit of one or more of you or the persons referred to in clause (a), or (c) for charitable donations; provided that the recipient shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that you shall remain bound by the terms and conditions of the Plan.

Please acknowledge your acceptance of this inVentiv Health, Inc. nonqualified Stock Option Agreement by signing in the space below. Return the original signed Agreement in the envelope provided and retain the copy of the Agreement for your records.

The Corporation by its duly authorized officer agrees to the terms and conditions of this Agreement and of the Plan.

Name: Title:

The undersigned accepts the Option subject to the terms and conditions of the Plan and this Agreement. The undersigned acknowledges and agrees to be bound by (or, if the undersigned has previously so agreed, reaffirms his or her acknowledgement of and agreement to be bound by) the Corporation’s insider trading policy.

[Name]	Date